Exhibit 107
Calculation
of Filing Fee Tables
424(b)(5)
(Form Type)
Cipher Mining Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid:	Equity	Common stock, par value $0.001 per share	Rule 457(c)	17,540,000	3.70	$64,898,000	0.0001531	$9,935.88

	Total Offering Amounts:					$64,898,000		$9,935.88

	Total Fees Previously Paid:							N/A

	Total Fee Offsets:							N/A

	Net Fee Due:							$9,935.88
Proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of the registrant’s common stock, as reported on the Nasdaq Global Select Market, on May 20, 2025, a date within five business days prior to the filing of this prospectus supplement.